Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of OpGen, Inc. of our report dated March 23, 2020, which includes an explanatory paragraph related to OpGen, Inc.'s ability to continue as a going concern, on our audits of the consolidated financial statements of OpGen, Inc. as of December 31, 2019 and 2018 and for the years then ended, which report is included in OpGen, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ CohnReznick LLP

Tysons, Virginia

March 31, 2020